EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 5, 1999 relating to the financial statements and financial statement schedule which appear in Ubrandit.com's Transition Report on Form 10-K for the transition period ended September 30, 1999, as amended.


Stark Tinter & Associates, LLC
Denver, Colorado
April 6, 2000